Exhibit 10.1

SUPPLEMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This SUPPLEMENT to the Executive Employment Agreement by and between ALSET EHOME INTERNATIONAL INC. (“AE1”) and HENGFAI BUSINESS DEVELOPMENT PTE. LTD. (the “Company”), and CHAN HENG FAI (the “Executive”), dated as of February 8, 2021 (the “Employment Agreement”). This Supplement Agreement is to be read and construed with the Employment Agreement referred to above, as a single contractual agreement and would take effect immediately.

Capitalized terms used but not defined in this Supplement Agreement have the meanings given to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Clause I (Term of Employment) is hereby modified and amended as follows:

By amending and changing “ending on December 31.2025” to “ending on December 31, 2030”.

2.	Clause 4 (Termination of Agreement) and Clause 5 (Termination of Executive’s Employment) shall be deleted in its entirety and replaced by the following Clause.

Clause 4. Termination of Executive’s Employment

4.1 The Appointment may be terminated by the Executive hereto giving to the Company not less than three (3) months’ written notice, or in lieu of notice, payment of an amount equivalent to the Executive’s Base Salary for three (3) months.

If the Company terminates the Appointment of the Executive, the Company shall be obliged to compensate the Executive a severance payment which will be equivalent to the total remuneration that would have been paid to the Executive as if he had completed his Term as the Chief Executive Officer of the Company (“Severance Payment”). In the event there is a change in control of the Company, the Executive shall be granted with the option to continue his Appointment with the Company. If the Executive decides not to continue with the Appointment, the Company shall be obliged to compensate the Executive an amount equivalent to the Severance Payment. For the avoidance of doubt, the Severance Payment shall be for the balance of the tenure of his Term and shall be computed based on the highest annual remuneration, including salaries, incentive payments and Performance Bonus paid to the Executive in the previous years prior to the termination of the Appointment. Such Severance Payment shall be paid in cash only.

4.2 Unless otherwise mutually agreed in writing, the Severance Payment is payable within seven (7) days from the date termination of the Appointment.

4.3 Notwithstanding the other provisions of tins Agreement, the Company shall be entitled to terminate the Appointment forthwith immediately, but without prejudice to the rights and remedies of the Company for any breach of this Agreement and to the Executive’s continuing obligations under this Agreement herein by reference, in any of the following cases:

(a) if the Executive is convicted or otherwise found guilty by any court of competent jurisdiction, or pleads guilty to, any offence involving fraud or dishonesty, or of a felony, serious misdemeanour, or crime involving moral turpitude; or

(b) if the Executive commits an act of bankruptcy under applicable law, is declared a bankrupt or has bankruptcy proceedings commenced against him or any such analogous events occurs under any provisions under applicable law; or

(c) if the Executive is convicted of any criminal offence and/or other offences which, in the opinion of the Board, would affect his position or performance as the Chief Executive Officer of the Company; or

(d) if the Executive neglects or refuses, without reasonable cause, to attend to the business of the Company or any Group Company to which he is assigned duties; or

(e) if the Executive misappropriates assets of the Company or any Group Company; or

(f) if the Executive fails to observe and perform any of the duties and obligations imposed by this Agreement or which are imposed by law; or

(g) if the Executive otherwise acts in breach of this Agreement; or

(h) if the Executive becomes of unsound mind or mentally disordered; or

(i) if the Executive is found to have made any illegal monetary profit or received any gratuities or other rewards (whether in cash or kind) out of the Company’s or any Group Company’s affairs; or

(j) if the Executive is incapacitated by reason of his health or accident from performing his duties and obligations hereunder and shall have been so incapacitated for a total period of 180 days or more (whether or not consecutive) in the preceding 12 months and no compensation or liability whatsoever shall be payable or incurred by the Company to the Executive for termination under Clauses 4.3.

4.4 Upon termination of the Appointment for whatever reason, the Executive shall:

(a) deliver to the Company all correspondences, books, documents, papers, materials, digital storage media, tapes or other computer material, credit cards, and other property (including confidential information) relating to the business of the Company or any Group Company which may then be in his possession or under his power or control and the Executive shall not without written consent of the Board retain any copies thereof;

(b) if so requested, send to a duly appointed officer of the Board a signed statement confirming that he has complied with Clause 4.4(a) above: and

(c) take all necessary action to resign without claim for compensation from all offices held in the Company and/or any Group Company and from membership of any organisation acquired by reason of or in connection with the Appointment and if he shall fail to do so within seven (7) days, the Company is hereby irrevocably authorised to appoint some person in the Executive’s name and on the Executive’s behalf to sign any documents and do any act or tiling necessary or requisite to give effect thereto.

4.5 If before the expiration of this Agreement, by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction or as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation, the Executive shall be offered employment with the amalgamated or reconstructed company on the same terms and conditions which will not be less favourable than the terms and conditions of this Agreement.

3.	Clause 6.2 (Other Agreements) shall be deleted in its entirety.

4.	The existence and content of this Supplement Agreement shall remain strictly private and confidential to the Parties and their advisors and shall not be disclosed by either Party to any third party, save by compulsion of law or regulatory authority.

5.	Each Party hereto confirms that its respective obligations under, arising out of or in connection with, the Employment Agreement shall continue in full force and effect as amended by this Supplement Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective on the date and year first above written.

Signed by:

/s/ CHAN HENG FAI
CHAN HENG FAI (Executive)
Date: December 13, 2021

ALSET EHOME INTERNATIONAL, INC,		HENGFAI BUSINESS DEVELOPMENT PTE. LTD

By:	/s/ Wu Wai Leung William	By:	/s/ CHAN HENG FAI
Title:	Wu Wai Leung William,Chairman	Title:	Director
	of Compensation Committee	Date:	December 13, 2021
Date:	December 13, 2021